Exhibit (k)(2)

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of October 29, 2013, by and between each of the entities listed on Appendix A hereto, as it may be amended from time to time (each, a “Fund” and together, the “Funds”) and EnTrust Capital Management LP, a Delaware limited partnership (the “Service Provider”), having an address at 375 Park Avenue, 24th Floor, New York, New York 10152.

WHEREAS, each Fund has engaged EnTrust Partners LLC (the “Advisor”) to act as its investment advisor and to provide investment advisory services to the Fund pursuant to an investment advisory agreement between the Advisor and such Fund (the “Advisory Agreement”);

WHEREAS, each Fund desires to engage the Service Provider to manage, administer, and conduct general business activities of the Fund not otherwise contracted to third parties, as specified herein;

WHEREAS, the Service Provider is willing to perform such services as stipulated herein, without duplication with respect to any services already performed by the Advisor, under the terms and conditions hereinafter set forth;

WHEREAS, the Board of Trustees of the Funds (“Board”) has approved the terms of this Agreement, including the fees payable hereunder;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of the Service Provider. Effective upon the date first set forth above (the “Effective Date”) and until this Agreement is terminated in accordance with Section 11, each Fund hereby employs the Service Provider to provide such services as shall be set forth herein and as may otherwise be agreed by the parties from time to time.

2. Acceptance by Service Provider. The Service Provider hereby accepts its engagement as a service provider to each Fund and agrees to provide services to each Fund in accordance with the terms and conditions of this Agreement and to give each Fund its best judgment, efforts, and skill in rendering its services under this Agreement.

3. Role of the Service Provider. Subject to the other terms and conditions of this Agreement, the Service Provider shall manage, administer, and conduct all of the general business activities of the Fund other than those which have been contracted to third parties by each Fund, and shall, directly or through third parties, provide the personnel and facilities necessary to perform such general business activities under the supervision of each Fund’s Board. In addition, the Service Provider shall oversee the performance of administrative and professional services rendered to each Fund by others. The general business activities of the Fund to be managed, administered and conducted by the Service Provider directly or through third parties includes (without limitation) legal, compliance, risk management oversight and accounting services, but does not include investment advisory services. Without limiting the generality of the foregoing, the Service Provider shall perform the services specified in Appendix B hereto.

4. Policies of the Funds. The activities engaged in by the Service Provider on behalf of each Fund shall be subject to the policies and supervision of the Board. The Service Provider shall submit such periodic reports to the Board regarding the Service Provider’s activities hereunder as the Board may reasonably request.

5. Compensation of the Service Provider. The Service Provider, as full compensation for services rendered pursuant to this Agreement, shall be paid a service fee (the “Service Fee”) by such Fund in an aggregate amount equal to 0.10% of each Fund’s month-end net asset value. The amount of the Service Fee is subject to adjustment on an annual basis, subject to the approval of the Board. The portion of the Service Fee payable by each Fund shall be the several obligation of such Fund and no Fund shall have any liability for the payment of the Service Fee attributable to any other Fund.

6. Other Activities of the Service Provider. It is understood that the Service Provider and its members, officers, employees, agents, or affiliates may (i) provide various services to other business entities, and (ii) engage in various other business activities. Nothing set forth herein shall be deemed to limit the right or ability of the Service Provider to engage in such other activities so long as any such activities are not otherwise restricted or prohibited by applicable law.

7. Service Provider as Independent Contractor. The Service Provider shall, for all purposes of this Agreement, be deemed to be an independent contractor and not an agent or employee of a Fund and, except as otherwise expressly provided herein, shall have no authority to act for or to represent any Fund or otherwise to be deemed an agent of any Fund.

8. Representations and Warranties. Each of the parties to this Agreement hereby represents that:

(a) it is duly organized, validly existing and in good standing in the jurisdiction in which it is organized;

(b) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, the person executing this Agreement has been duly authorized to do so and this Agreement has been duly executed and delivered by or on behalf of such party and constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms, and no other proceedings are required, on its part, in connection with the execution, delivery and performance of this Agreement;

(c) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of the certificate of incorporation, by-laws or other organizational documents of such party or any agreement to which it is a party or by which it is bound;

(d) it has all required governmental, regulatory and supervisory body registrations, filings, approvals, authorizations, consents, examinations, memberships, qualifications, power and authority necessary to enter into and to carry out its obligations under this Agreement, for it to conduct business as described in this Agreement and to act as described in this Agreement and carry out its business in the countries in which it performs its duties under this Agreement, and shall use all reasonable endeavors to ensure that the same remain in effect for so long as this Agreement remains in force and, in any event, to the extent required to perform its duties and obligations under this Agreement;

(e) it is not insolvent nor unable to pay its debts as they fall due and no liquidation, administration, receivership or other insolvency process whatsoever has occurred in relation to it or is pending or threatened;

(f) it is not subject to any civil, criminal, administrative, or other proceeding, dispute or investigation of a material nature (pending or threatened) and no fact or circumstance exists which may give rise to any such proceedings, dispute or investigation; and

(g) it has never been convicted of, or charged by any governmental authority with the commission of, any crime involving fraud or dishonesty and there are currently no actions, suits, proceedings or investigations pending or threatened, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any self-regulatory organization.

9. Exculpation; Indemnification. The Service Provider and its members, officers, employees, affiliates, and agents, and the legal representatives of any of them (each, an “Indemnified Person”) shall not be liable for, and each Fund (severally and not jointly) shall indemnify and hold harmless each Indemnified Person from and against, any loss or expense suffered or sustained by such Indemnified Person including, without limitation, any judgment, settlement, reasonable attorneys’ fees, and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, “Losses”), provided that such Losses did not result from willful misconduct, fraud or gross negligence in the performance of such party’s obligations and duties or by reason of such party’s reckless disregard of its obligations and duties, if any, under this Agreement. The applicable Fund shall advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of such conduct. In the event that such an advance is made by a Fund, the Indemnified Person shall agree to reimburse the Fund, as applicable, for such fees, costs, and expenses to the extent that it shall be determined that he, she, or it was not entitled to indemnification. Nothing contained herein shall obligate any Fund to provide indemnification to the extent that such indemnification would violate any applicable law or public policy, including the Employee Retirement Income Security Act of 1974, as amended.

10. Reports. The Service Provider shall compile and send to the Board such reports as may be reasonably requested by the Board.

11. Term. This Agreement shall be effective as of the Effective Date, and shall continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually by the Board. Notwithstanding any other provision of this Section 11, this Agreement may be immediately terminated at any time without penalty by the Board of the Fund upon 60 days’ written notice to the Service Provider. In connection with any annual renewal, the Service Fee may, with the consent of the Board, be adjusted upward or downward to reflect the nature and value of the services provided.

12. Delegation; Assignment.

(a) No assignment of this Agreement shall be made by the Service Provider unless the Board approves such an assignment, and this Agreement shall terminate automatically in the event that it is assigned absent such approval (it being understood that the Agreement shall only terminate with respect to the Funds for which approval was required and not received).

(b) It is understood that nothing contained in this Section 12 shall operate to prevent the Service Provider from delegating the whole or any part or parts of its functions, powers, discretions, duties, or obligations hereunder or any of them to any person, firm, or corporation approved by the Funds including one or more affiliates of the Service Provider (which approval shall not be unreasonably withheld), and any such delegation may be on such terms and conditions as the Service Provider thinks fit; provided, always, that the Service Provider shall evaluate and coordinate the services offered by others.

13. Expenses of the Fund. Each Fund shall be responsible for its own expenses as provided in its offering documents and pursuant to the terms thereof.

14. Notices. Any notice, direction, instruction, acknowledgment, or other communication required or contemplated by this Agreement shall be in writing and addressed to the parties as follows:

If to the Service Provider:	EnTrust Capital Management LP 375 Park Avenue, 24th Floor New York, New York 10152 United States Attention: Bruce Kahne Telephone: (212) 888-1040 Facsimile: (646) 282-1437

If to the Funds:	c/o EnTrust Partners LLC 375 Park Avenue, 24th Floor New York, New York 10152 United States Attention: Bruce Kahne Telephone: (212) 888-1040 Facsimile: (646) 282-1437

All such notices and communications shall be deemed to have been duly received: (i) if sent via courier, upon delivery thereof; (ii) if sent via certified mail, on the date set forth on the return receipt; or (iii) if sent via facsimile, upon telephone confirmation to the numbers provided above.

Any party may designate a different address by giving notice in accordance with this Section 14 to the other party. All notices given hereunder shall be deemed to have been given upon receipt.

15. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Funds, the Service Provider, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members of the Service Provider and others who are entitled to indemnification hereunder, shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.

17. Survival of Representations and Warranties. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and any investigation at any time made by or on behalf of the Funds or the Service Provider.

18. Pronouns and Plurals. Whenever the context may permit, any pronoun used herein shall include the corresponding masculine, feminine, and neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

19. Amendment and Waiver. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from a failure by any party to assert its rights hereunder on any occasion or series of occasions. Notwithstanding the foregoing, Appendix A may be updated from time to time by the mutual agreement of the parties without requiring that this Agreement be re-executed.

20. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws provisions.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original (including where such counterpart is received by facsimile or PDF), but all of which taken together shall constitute one and the same instrument.

22. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

23. Survival. The provisions of Section 9 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day first above written.

ENTRUST CAPITAL MANAGEMENT LP by its General Partner, EnTrust FOF Management GP Inc.

By:	/s/ Bruce Kahne
Name: Title:	Bruce Kahne General Counsel/Chief Counsel Officer

ENTRUST MULTI-STRATEGY MASTER FUND

By:	/s/ Jill Zelenko
Name: Title:	Jill Zelenko Chief Financial Officer

APPENDIX A

EnTrust Multi-Strategy Master Fund

APPENDIX B

Services to be Provided By Service Provider

Such services include but are not limited to:

•	Making such reports and recommendations to the Board concerning the performance and fees of the Fund’s custodian and transfer agent as the Board may reasonably request or deems appropriate.

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Overseeing the maintenance by the Fund’s transfer agent of certain books and records of the Fund as required under Rule 31a-1(b)(4) of the 1940 Act and maintaining such other books and records required by law or for the proper operation of the Fund.

•	Assisting with the preparation of the annual prospectus update on Form N-2.

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Coordinating the distribution of prospectuses, supplements, proxy materials and reports to shareholders; and coordinating the solicitation and tabulation of proxies in connection with a shareholder meeting, if one is held.

•	Providing such assistance to the custodian and the Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Fund.

•	Responding to or referring to the Fund’s officers or transfer agent regarding shareholder (including any potential shareholder) inquiries relating to the Fund.

•	Preparing such information and reports as may be required by any banks from which the Fund borrows funds.

•	Supervising any other aspects of the Fund’s administration as may be agreed to by the Fund and the Advisor.

•	Preparing and completing annual compliance review and related testing.

•	Negotiating, drafting and reviewing relevant agreements.

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